EXHIBIT 21 -- SUBSIDIARIES OF THE COMPANY


The following are subsidiaries of the Company, as set forth below:

                              State of Incorporation
Name                          Ownership

Automotive Industries, Inc.   Delaware
                              Wholly-owned subsidairy
                               of the Company

Recticon Enterprises, Inc.    Pennsylvania
                              Wholly-owned subsidiary
                                of the Company